Filed pursuant to Rule 424(b)(3)
Registration No. 333-163166
Prospectus Supplement to Prospectus dated November 18, 2009.

2,500,000 Shares

Greenhill & Co., Inc.

Common Stock

All of the shares of our common stock in this offering are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”. The last reported sale price of our common stock on November 17, 2009 was $86.88 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 6 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $82.536 per share, which will result in $206,340,000 of proceeds to the selling stockholders.

Goldman, Sachs & Co. may offer the common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Upon completion of this offering, our employees and their affiliated entities will collectively own 23.5% of the total shares of our common stock outstanding.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on November 23, 2009.

Goldman, Sachs & Co.

Prospectus Supplement dated November 18, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information about the common stock certain of our stockholders may offer from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The terms “Greenhill,” the “Company,” “the firm,” “we,” “us,” and “our” refer to Greenhill & Co., Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our common stock discussed in the incorporated documents.

Greenhill

Overview

Greenhill is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters as well as fund placement services for private equity and other financial sponsors and (ii) manages merchant banking funds and similar vehicles and commits capital to those funds and vehicles. We act for clients located throughout the world from offices in New York, London, Frankfurt, Toronto, Tokyo, Chicago, Dallas, Houston, Los Angeles and San Francisco.

We were established in 1996 by Robert F. Greenhill, the former President of Morgan Stanley and former Chairman and Chief Executive of Smith Barney. Since its founding, Greenhill has grown steadily, recruiting a number of managing directors from major investment banks (as well as senior professionals from other institutions), with a range of geographic, industry or transaction specialties and different sets of corporate management and other relationships. As part of this expansion, we opened a London office in 1998, raised our first merchant banking fund in 2000, opened a Frankfurt office later in 2000 and began offering financial restructuring advice in 2001. On May 11, 2004, we converted from a limited liability company to a corporation and completed an initial public offering of our common stock. We opened our Dallas office and completed the closing of our second merchant banking fund in 2005. We opened our Toronto office and completed the final closing of our first venture capital fund in 2006. In 2007, we completed the final closing of our first European merchant banking fund. We completed the initial public offering of our special purpose acquisition company, GHL Acquisition Corp. (“GHLAC”), in February 2008, opened our San Francisco office in April 2008, launched our Fund Placement Advisory Group in May 2008, opened our Tokyo office in October 2008 and opened our Chicago office in December 2008. In the first nine months of 2009, we announced the formation of our Financing Advisory & Restructuring Group in New York and London, opened our Los Angeles and Houston offices and announced the recruitment of 14 managing directors who bring us additional sector expertise in financial services, infrastructure, insurance, energy, consumer and retail, and gaming and lodging. In October 2009, we announced the separation of our merchant banking business. As of September 30, 2009, we employed 69 managing directors and senior advisors globally. We expect to seek to continue to add industry-focused senior employees and to expand geographically.

Principal Sources of Revenue

Our principal sources of revenue are financial advisory services and merchant banking.

Financial Advisory Revenue

Our financial advisory business consists of mergers and acquisitions, financing advisory and restructuring, and fund placement advisory. For all of our financial advisory services, we draw on the extensive experience, corporate relationships and industry expertise of our managing directors and senior advisors.

On mergers and acquisitions engagements, we provide a broad range of advice to global clients in relation to domestic and cross-border mergers, acquisitions, and similar corporate finance matters and are generally involved at each stage of these transactions, from initial structuring to final execution. Our focus is on providing high-quality advice to senior executive management and boards of directors of prominent large and mid-cap companies in transactions that typically are of the highest strategic and financial importance to those companies. We advise clients on strategic matters, including acquisitions, divestitures, defensive tactics, special committee assignments and other important corporate events. We provide advice on valuation, tactics, industry dynamics, structuring alternatives, timing and pricing of transactions, and financing alternatives. Where requested to do so, we may provide an opinion regarding the fairness of a transaction.

In our financing advisory and restructuring practice, we advise debtors, creditors and companies experiencing financial distress as well as potential acquirors of distressed companies and assets. We provide advice on valuation, restructuring alternatives, capital structures, and sales or recapitalizations. We also assist those clients who seek court-assisted reorganizations by developing and seeking approval for plans of reorganization as well as the implementation of such plans.

In our fund placement advisory practice we assist private equity funds and other financial sponsors in raising capital from a global set of institutional and other investors.

Financial advisory revenues accounted for 66%, 98% and 92% of our revenues in the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. Non-U.S. clients are a significant part of our business, generating 26%, 53% and 64% of our financial advisory revenues for the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. We generate revenues from our financial advisory services by charging our clients fees consisting principally of fees paid upon the commencement of an engagement, fees paid upon the announcement of a transaction, fees paid upon the successful conclusion of a transaction or closing of a fund and, in connection principally with restructuring assignments, monthly retainer fees.

Merchant Banking and Other

Our merchant banking activities currently consist primarily of management of and investment in Greenhill’s merchant banking funds, Greenhill Capital Partners I (or “GCP I”), Greenhill Capital Partners II (or “GCP II” and, collectively with GCP I, “Greenhill Capital Partners” or “GCP”), Greenhill SAV Partners (or “GSAVP”) and Greenhill Capital Partners Europe (or “GCP Europe”), which are families of merchant banking funds that invest in portfolio companies. Merchant banking funds are private investment funds raised from contributions by qualified institutional investors and financially sophisticated individuals. The funds generally make investments in non-public companies, typically with a view toward divesting within 3 to 5 years. We intend to separate our merchant banking business over time and in that connection have recently agreed to sell the right to launch successor funds to our merchant banking funds and certain other rights to GCP’s management. See “— Separation from Merchant Banking Activities”.

GCP typically makes controlling or influential minority investments of $10 million to $75 million in companies with valuations that are between $50 million and $500 million at the time of investment. GCP has invested a substantial portion of its capital in the energy, financial services and telecommunications industries. GSAVP typically makes smaller investments in early-growth-stage companies that offer technology-enabled or business information services. Such investments typically involve higher levels of risk and are more speculative than our GCP investments. GCP Europe typically makes controlling or influential minority investments of £10 million to £30 million in companies with valuations that are between £50 million and £250 million at the time of investment.

Merchant banking and other revenue accounted for 34%, 2% and 8% of our revenues in the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. We expect these numbers will decline over the coming years as we transition out of the business. We generate merchant banking revenue from (i) management fees paid by the funds we manage, (ii) gains (or losses) on our investments in the merchant banking funds and other principal investment activities, including GHLAC, and (iii) merchant banking profit overrides. We charge management fees in GCP II, GSAVP and GCP Europe to all investors except the firm. In GCP I, we charge management fees to all outside investors who are not employed or affiliated with us. We may also generate gains (or losses)

from our capital investment in our merchant banking funds depending upon the performance of the funds. Our investments in our merchant banking funds generate realized and unrealized investment gains (or losses) based on our allocable share of earnings generated by the funds. As the general partner of our merchant banking funds we make investment decisions for the funds and are entitled to receive an override on the profits of the funds after certain performance hurdles are met.

In 2007, we formed GHL Acquisition Corp. (“GHLAC”), a special purpose acquisition company, which completed an initial public offering in early 2008. On September 29, 2009, the firm announced that GHLAC completed its acquisition of Iridium Holdings LLC. The combined company has been renamed Iridium Communications Inc. (NASDAQ: IRDM, IRDMW, IRDMU, IRDMZ) (“Iridium”). Following the conversion of the firm’s convertible note in Iridium in the fourth quarter of 2009, the firm owns 8,924,016 shares of Iridium common stock and warrants to purchase 4,000,000 additional shares of common stock of Iridium at $11.50 per share, each of which is restricted from sale for one year from the acquisition date (or six months in the case of a registered offering). Upon completion of the acquisition of Iridium by GHLAC, the firm’s fully diluted ownership in Iridium is approximately 12%.

Separation from Merchant Banking Activities

On October 28, 2009, we entered into a Memorandum of Agreement with Robert H. Niehaus (the “Memorandum of Agreement”) and agreed to sell to an entity newly formed by Mr. Niehaus (the “NewCo”) the right to raise subsequent merchant banking funds, the right to use the track record for the GCP funds, and portions of the partnership interests entitled to carried interest allocations for a purchase price of $25.0 million, payable principally in Greenhill common stock. We also agreed to grant NewCo an exclusive license to use the name “Greenhill Capital Partners” in connection with certain successor funds to the GCP funds. Mr. Niehaus is an executive officer of the firm and the chairman of Greenhill Capital Partners. Existing GCP funds will continue to be managed by us through Mr. Niehaus and other current personnel until such persons are transitioned at a later date to the purchasing entity. As a result of the transaction, we will transition out of merchant banking activities over time. We will retain our portfolio of principal investments. This transaction is expected to close in the fourth quarter of 2009.

We will retain the right to collect all management, monitoring, transaction, investment and other fees payable in respect of the existing GCP funds, but it is expected that those fees will be used in their entirety to pay the costs (including compensation) of the management of the GCP funds. Newco will be entitled to collect and retain all management, monitoring, transaction, investment and other fees payable in respect of the Greenhill Capital Partners III, L.P. and Greenhill SAVP II, L.P. (collectively, the “New Funds”).

We will be entitled to receive carried interest payable in connection with existing or future investments made in 2009 by the existing GCP funds, and such carried interest will be allocated as follows: Carried interest allocated to the firm for the existing GCP funds in respect of all years prior to and including 2009 will remain in effect and subject to existing terms. We will also be entitled to receive 1 out of 20 points of carried interest in respect of all investments made by the existing GCP funds on or after January 1, 2010 and all investments made by the New Funds and an additional 1 point of carried interest in each such investment in which certain of our employees in the reasonable judgment of Mr. Niehaus plays a material role in originating the investment or, if requested by Mr. Niehaus, in the oversight of the investment.

Until the formal separation of GCP from Greenhill, Mr. Niehaus and all other employees engaged in the management of the existing GCP funds (the “GCP Employees”) will remain employees of the firm and will retain their existing rights and responsibilities.

Our principal executive offices are located at 300 Park Avenue, 23rd Floor, New York, New York 10022, and our telephone number is (212) 389-1500. We maintain a website at www.greenhill.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	2,500,000 shares

Common stock outstanding after this offering(1)	28,244,854 shares

Voting rights	One vote per share

Use of proceeds	We will not receive any proceeds from this offering.

Dividend policy	In January 2009, our Board of Directors declared a dividend of $0.45 per share, which was paid on March 18, 2009 to stockholders of record as of March 4, 2009; in April 2009, our Board of Directors declared a dividend of $0.45 per share, which was paid on June 10, 2009 to stockholders of record as of May 27, 2009; in July 2009, our Board of Directors declared a dividend of $0.45 per share, which was paid on September 16, 2009 to stockholders of record as of September 2, 2009, and in October 2009, our Board of Directors declared a dividend of $0.45 per share, which is payable on December 16, 2009 to stockholders of record as of December 2, 2009. Purchasers of common stock in this offering will be entitled to receive the declared and unpaid dividend in December 2009 if they are stockholders of record as of December 2, 2009. The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings and capital requirements and to the discretion of our Board of Directors. For a discussion of the factors that will affect the determination by our Board of Directors to declare dividends, see “Dividend Policy”.

New York Stock Exchange symbol	GHL

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at November 10, 2009; and excludes:

•	154,774 non-voting exchangeable shares, which are exchangeable into the same number of shares of common stock of the Company, subject to certain conditions, and 2,582,699 unvested restricted stock units, which vest over time and represent a right to a future payment equal to one share of common stock per restricted stock unit.

Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions transactions and related ranking information incorporated by reference into this prospectus supplement or the accompanying prospectus have been derived from information compiled and classified by Thomson Financial.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the offering contemplated by this prospectus supplement.

DIVIDEND POLICY

Dividends declared per common share were $1.80 in the aggregate in 2008. Dividend equivalents of $3.4 million were recorded in 2008 on the restricted stock units that are expected to vest. Additionally, in January 2009, April 2009, July 2009 and October 2009, our Board of Directors declared separate quarterly dividends of $0.45 per share, for an aggregate of $1.80 per share. The dividend declared in October 2009 is payable on December 16, 2009 to stockholders of record as of December 2, 2009. Purchasers of common stock in this offering will be entitled to receive the declared and unpaid dividend in December 2009 if they are stockholders of record as of December 2, 2009.

The declaration of any dividend and, if declared, the amount of any such dividend, will be subject to our actual future earnings and capital requirements and to the discretion of our Board of Directors. Our Board of Directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in each of our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the three months ended September 30, 2009, each of which is incorporated by reference in this prospectus supplement. Our capitalization will not be affected by this offering.

As of
September 30, 2009

Cash and cash equivalents	$58,581,450

Bank loan payable	33,600,000
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 33,209,828 shares issued and outstanding(1)	332,098
Restricted stock units	78,447,709
Additional paid-in capital	230,195,469
Exchangeable shares of subsidiary; 257,156 shares issued and 154,774 outstanding	9,240,008
Retained earnings	201,931,396
Accumulated other comprehensive income (loss)	(9,392,881)
Treasury stock, at cost, par value $0.01 per share; 4,978,981 shares	(268,250,489)

Total stockholders’ equity	242,503,310

Total capitalization	$276,103,310

(1)	Includes 4,978,981 shares repurchased and held in treasury as of September 30, 2009.

SELLING STOCKHOLDERS

Managing directors and senior advisors of Greenhill or their affiliates are offering the 2,500,000 shares of common stock being offered hereby.

The following table sets forth as of the date of this prospectus supplement certain information regarding the number of shares of common stock to be sold in this offering by each selling stockholder and each selling stockholder’s beneficial ownership of our common stock:

•	immediately prior to the consummation of this offering; and

•	as adjusted to reflect the sale of the shares of our common stock by the selling stockholders.

Each selling stockholder is a managing director or a senior advisor of Greenhill or an affiliate thereof. In accordance with the rules of the Securities and Exchange Commission, “beneficial ownership” includes voting or investment power with respect to securities. The percentage of beneficial ownership reflected in the following table is based on 28,244,854 shares of common stock outstanding as of November 10, 2009. The address for each listed stockholder is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially		Shares of Common		Shares Beneficially
	Owned Before This		Stock to		Owned
	Offering		be Sold		After Offering
Selling Stockholders	Number	Percent	Number	Percent	Number	Percent

Robert F. Greenhill(1)	2,988,095	10.6%	842,483	3.0%	2,145,612	7.6%
Scott L. Bok(2)	941,718	3.3%	265,514	0.9%	676,204	2.4%
Simon A. Borrows	947,186	3.4%	267,056	0.9%	680,130	2.4%
Robert H. Niehaus(3)	705,384	2.5%	197,612	0.7%	507,772	1.8%
Timothy M. George(4)	926,143	3.3%	261,123	0.9%	665,020	2.4%
James R. C. Lupton(5)	934,972	3.3%	263,613	0.9%	671,359	2.4%
Jeffrey F. Buckalew(6)	108,107	0.4%	30,481	0.1%	77,626	0.3%
Brian J. Cassin(7)	140,726	0.5%	39,677	0.1%	101,049	0.4%
Bradley J. Crompton(8)	77,387	0.3%	21,819	0.1%	55,568	0.2%
Ulrika Ekman	19,332	0.1%	5,451	—	13,881	—
Richard J. Lieb	18,804	0.1%	5,302	—	13,502	—
Gregory R. Miller	75,868	0.3%	21,391	0.1%	54,477	0.2%
Richard Morse	122,541	0.4%	34,550	0.1%	87,991	0.3%
V. Frank Pottow	87,025	0.3%	21,717	0.1%	65,308	0.2%
Gregory G. Randolph(9)	80,149	0.3%	22,598	0.1%	57,551	0.2%
Bradley A. Robins	116,846	0.4%	32,944	0.1%	83,902	0.3%
Harold J. Rodriguez, Jr.(10)	72,285	0.3%	10,000	—	62,285	0.2%
Colin T. Roy	414,284	1.5%	116,806	0.4%	297,478	1.1%
David Wyles	141,384	0.5%	39,863	0.1%	101,521	0.4%

Total	8,918,236	31.6%	2,500,000	8.9%	6,418,236	22.7%

(1)	Robert F. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock he owns as well as those that are owned by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 2,380,787 of our shares, of which 678,209 shares will be sold in this offering. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 576,669 of our shares, of which 164,274 shares will be sold in this offering. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by members of his family in Greenhill Family Limited Partnership.

(2)	Includes 265,360 shares owned by the Bok Family Foundation, of which 39,827 shares will be sold by the Bok Family Foundation in this offering.

(3)	Includes 247,076 shares held by the Robert H Niehaus 2008 GRAT (the “Niehaus 2008 GRAT”), of which 131,741 shares will be sold by the Niehaus 2008 GRAT in this offering. It also includes 20,000 shares owned by the Robert H. Niehaus and Kate Niehaus Foundation and 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries. Mr. Niehaus expressly disclaims beneficial ownership of the 4,500 shares of common stock held by the trusts and the Niehaus 2008 GRAT except to the extent of his pecuniary interest therein.

(4)	Includes 81,854 shares held in two trusts, Timothy George May 7, 2004 Descendants Trust and Timothy George GRAT No. 2, of which Mr. George is a co-trustee. The trusts will sell in aggregate 23,078 shares in this offering.

(5)	Includes 236,430 shares owned by Mr. Lupton’s wife.

(6)	Includes 9,000 shares owned by the Buckalew Family Foundation, of which 3,000 shares will be sold by the Buckalew Family Foundation in this offering.

(7)	Includes 60,000 shares owned by a trust established for the benefit of Mr. Cassin and his family. Mr. Cassin disclaims beneficial ownership of the shares held in the trust.

(8)	Mr. Crompton currently holds 77,387 shares of non-voting exchangeable shares issued by our Canadian subsidiary, which are exchangeable into the same number of shares of our common stock subject to certain conditions.

(9)	Includes 275 shares transferred to the Convent of the Sacred Heart, all of which are being sold in this offering.

(10)	Includes 72,285 shares owned by Mr. Rodriguez’s wife, of which 10,000 shares will be sold in this offering.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following discussion describes certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This discussion applies only to holders that hold shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders that own, or that are deemed to own, more than 5% of our common stock;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal taxation that may be relevant to holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions on Common Stock

Distributions paid on our common stock, other than certain pro rata distributions of shares of common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to certain limitations and restrictions, dividends received by corporate U.S. holders will be eligible for the dividends received deduction. For taxable years beginning on or before December 31, 2010, dividends received by certain noncorporate U.S. holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. holders should consult their own tax advisers regarding the application of these lower rates in their particular circumstances.

Sale or Other Disposition of Common Stock

Gain or loss realized by a U.S. holder on the sale or other disposition of our common stock will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is greater than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s amount realized on the disposition and the adjusted tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. holders are taxed at reduced rates under current law. The deductibility of capital losses may be subject to limitations.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

A non-U.S. holder does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

Dividends

Dividends paid by us to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, the non-U.S. holder will be taxed generally in the same manner as a U.S. holder), subject to an applicable treaty providing otherwise; or

•	Greenhill is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and its common stock has ceased to be regularly traded on an established securities market.

Greenhill believes that it is not, and does not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Federal Estate Tax

Individual Non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Information returns and reports may be filed with the Internal Revenue Service in connection with payments of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. A U.S. holder may be subject to United States backup withholding on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding on these payments if it fails to comply with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

The Company, the selling stockholders and Goldman, Sachs & Co. (the “underwriter”) have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 2,500,000 shares offered hereby.

The underwriter may receive from purchasers of the shares brokerage commissions in amounts agreed with such purchasers.

Our common stock is traded on the New York Stock Exchange under the symbol “GHL”.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers (including, in certain instances, Goldman, Sachs & Co.) may receive compensation in the form of discounts, concessions or commissions from the underwriter and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

Each of Greenhill, its directors and officers and the selling stockholders has agreed with the underwriter, subject to certain exceptions, not to dispose of, pledge or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through June 30, 2010, except with the prior written consent of the underwriter. This agreement does not apply to the shares of common stock underlying any of the restricted stock units received by other employees of Greenhill.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of the FSMA does not apply to the Company; and

(b) it has complied, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer); or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that the total expenses of the offering, all of which will be borne by the selling stockholders, and excluding deemed underwriting discounts and commissions, will be approximately $300,000.

Each of Greenhill and each of the selling stockholders has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Greenhill, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Greenhill.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby has been passed upon for Greenhill & Co., Inc. by Davis Polk & Wardwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for Goldman, Sachs & Co. by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has performed legal services for us in the past.

EXPERTS

The consolidated financial statements of Greenhill & Co., Inc., incorporated by reference in Greenhill & Co., Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Greenhill & Co., Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

2,500,000 Shares

Greenhill & Co., Inc.

COMMON STOCK

Certain selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders.

You should carefully read this prospectus and any supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 6 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Greenhill,” “the firm,” “we,” “us,” and “our” refer to Greenhill & Co., Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we and certain of our stockholders may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock. Each time we or certain of our stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

GREENHILL

Overview

Greenhill is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters as well as fund placement services for private equity and other financial sponsors and (ii) manages merchant banking funds and similar vehicles and commits capital to those funds and vehicles. We act for clients located throughout the world from offices in New York, London, Frankfurt, Toronto, Tokyo, Chicago, Dallas, Houston, Los Angeles and San Francisco.

We were established in 1996 by Robert F. Greenhill, the former President of Morgan Stanley and former Chairman and Chief Executive of Smith Barney. Since its founding, Greenhill has grown steadily, recruiting a number of managing directors from major investment banks (as well as senior professionals from other institutions), with a range of geographic, industry or transaction specialties and different sets of corporate management and other relationships. As part of this expansion, we opened a London office in 1998, raised our first merchant banking fund in 2000, opened a Frankfurt office later in 2000 and began offering financial restructuring advice in 2001. On May 11, 2004, we converted from a limited liability company to a corporation and completed an initial public offering of our common stock. We opened our Dallas office and completed the closing of our second merchant banking fund in 2005. We opened our Toronto office and completed the final closing of our first venture capital fund in 2006. In 2007, we completed the final closing of our first European merchant banking fund. We completed the initial public offering of our special purpose acquisition company, GHL Acquisition Corp. (“GHLAC”), in February 2008, opened our San Francisco office in April 2008, launched our Fund Placement Advisory Group in May 2008, opened our Tokyo office in October 2008 and opened our Chicago office in December 2008. In the first nine months of 2009, we announced the formation of our Financing Advisory & Restructuring Group in New York and London, opened our Los Angeles and Houston offices and announced the recruitment of 14 managing directors who bring us additional sector expertise in financial services, infrastructure, insurance, energy, consumer and retail, and gaming and lodging. In October 2009, we announced the separation of our merchant banking business. As of September 30, 2009, we employed 61 managing directors and senior advisors globally. We expect to seek to continue to add industry-focused senior employees and to expand geographically.

Principal Sources of Revenue

Our principal sources of revenue are financial advisory services and merchant banking.

Financial Advisory Revenue

Our financial advisory business consists of mergers and acquisitions, financing advisory and restructuring, and fund placement advisory. For all of our financial advisory services, we draw on the extensive experience, corporate relationships and industry expertise of our managing directors and senior advisors.

On mergers and acquisitions engagements, we provide a broad range of advice to global clients in relation to domestic and cross-border mergers, acquisitions, and similar corporate finance matters and are generally involved at each stage of these transactions, from initial structuring to final execution. Our focus is on providing high-quality advice to senior executive management and boards of directors of prominent large and mid-cap companies in transactions that typically are of the highest strategic and financial importance to those companies. We advise clients on strategic matters, including acquisitions, divestitures, defensive tactics, special committee assignments and other important corporate events. We provide advice on valuation, tactics, industry dynamics, structuring alternatives, timing and pricing of transactions, and financing alternatives. Where requested to do so, we may provide an opinion regarding the fairness of a transaction.

In our financing advisory and restructuring practice, we advise debtors, creditors and companies experiencing financial distress as well as potential acquirors of distressed companies and assets. We provide advice on valuation, restructuring alternatives, capital structures, and sales or recapitalizations. We also assist those clients who seek court-assisted reorganizations by developing and seeking approval for plans of reorganization as well as the implementation of such plans.

In our fund placement advisory practice we assist private equity funds and other financial sponsors in raising capital from a global set of institutional and other investors.

Financial advisory revenues accounted for 66%, 98% and 92% of our revenues in the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. Non-U.S. clients are a significant part of our business, generating 26%, 53% and 64% of our financial advisory revenues for the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. We generate revenues from our financial advisory services by charging our clients fees consisting principally of fees paid upon the commencement of an engagement, fees paid upon the announcement of a transaction, fees paid upon the successful conclusion of a transaction or closing of a fund and, in connection principally with restructuring assignments, monthly retainer fees.

Merchant Banking and Other

Our merchant banking activities currently consist primarily of management of and investment in Greenhill’s merchant banking funds, Greenhill Capital Partners I (or “GCP I”), Greenhill Capital Partners II (or “GCP II”, and collectively with GCP I, “Greenhill Capital Partners” or “GCP”), Greenhill SAV Partners (or “GSAVP”) and Greenhill Capital Partners Europe (or “GCP Europe”), which are families of merchant banking funds that invest in portfolio companies. Merchant banking funds are private investment funds raised from contributions by qualified institutional investors and financially sophisticated individuals. The funds generally make investments in non-public companies, typically with a view toward divesting within 3 to 5 years. We intend to separate our merchant banking business over time and in that connection have recently agreed to sell the right to launch successor funds to our merchant banking funds and certain other rights to GCP’s management. See “— Separation from Merchant Banking Activities”.

GCP typically makes controlling or influential minority investments of $10 million to $75 million in companies with valuations that are between $50 million and $500 million at the time of investment. GCP has invested a substantial portion of its capital in the energy, financial services and telecommunications industries. GSAVP typically makes smaller investments in early-growth-stage companies that offer technology-enabled or business information services. Such investments typically involve higher levels of risk and are more speculative than our GCP investments. GCP Europe typically makes controlling or influential minority investments of £10 million to £30 million in companies with valuations that are between £50 million and £250 million at the time of investment.

Merchant banking and other revenue accounted for 34%, 2% and 8% of our revenues in the nine months ended September 30, 2009 and in fiscal years 2008 and 2007, respectively. We expect these numbers will decline over the coming years as we transition out of the business. We generate merchant banking revenue from (i) management fees paid by the funds we manage, (ii) gains (or losses) on our investments in the merchant banking funds and other principal investment activities, including GHLAC, and (iii) merchant banking profit overrides. We charge management fees in GCP II, GSAVP and GCP Europe to all investors except the firm. In GCP I, we charge management fees to all outside investors who are not employed or affiliated with us. We may also generate gains (or losses) from our capital investment in our merchant banking funds depending upon the performance of the funds. Our investments in our merchant banking funds generate realized and unrealized investment gains (or losses) based on our allocable share of earnings generated by the funds. As the general partner of our merchant banking funds we make investment decisions for the funds and are entitled to receive an override on the profits of the funds after certain performance hurdles are met.

In 2007, we formed GHL Acquisition Corp.  (“GHLAC”), a special purpose acquisition company, which completed an initial public offering in early 2008. On September 29, 2009, the firm announced that GHLAC completed its acquisition of Iridium Holdings LLC. The combined company has been renamed Iridium Communications Inc. (NASDAQ: IRDM, IRDMW, IRDMU, IRDMZ) (“Iridium”). Following the planned conversion of the firm’s convertible note in Iridium in the fourth quarter 2009, the firm will own 8,924,016 shares of Iridium common stock and warrants to purchase 4,000,000 additional shares of common stock of Iridium at $11.50 per share, each of which is restricted from sale for one year from the acquisition date (or six months in the case of a registered offering). Upon completion of the acquisition of Iridium by GHLAC, the firm’s fully diluted ownership in Iridium is approximately 12%.

Separation from Merchant Banking Activities

On October 28, 2009, we entered into a Memorandum of Agreement with Robert H. Niehaus (the “Memorandum of Agreement”) and agreed to sell to an entity newly formed by Mr. Niehaus (the “NewCo”) the right to raise subsequent merchant banking funds, the right to use the track record for the GCP funds, and portions of the partnership interests entitled to carried interest allocations for a purchase price of $25.0 million, payable principally in Greenhill common stock. We also agreed to grant NewCo an exclusive license to use the name “Greenhill Capital Partners” in connection with certain successor funds to the GCP funds. Mr. Niehaus is an executive officer of the firm and the chairman of Greenhill Capital Partners. Existing GCP funds will continue to be managed by us through Mr. Niehaus and other current personnel until such persons are transitioned at a later date to the purchasing entity. As a result of the transaction, we will transition out of merchant banking activities over time. We will retain our portfolio of principal investments. This transaction is expected to close in the fourth quarter of 2009.

We will retain the right to collect all management, monitoring, transaction, investment and other fees payable in respect of the existing GCP funds, but it is expected that those fees will be used in their entirety to pay the costs (including compensation) of the management of the GCP funds. Newco will be entitled to collect and retain all management, monitoring, transaction, investment and other fees payable in respect of the Greenhill Capital Partners III, L.P. and Greenhill SAVP II, L.P. (collectively, the “New Funds”).

We will be entitled to receive carried interest payable in connection with existing or future investments made in 2009 by the existing GCP funds, and such carried interest will be allocated as follows: Carry allocated to the firm for the existing GCP funds in respect of all years prior to and including 2009 will remain in effect and subject to existing terms. We will also be entitled to receive 1 out of 20 points of carried interest in respect of all investments made by the existing GCP funds on or after January 1, 2010 and all investments made by the New Funds and an additional 1 point of carried interest in each such investment in which certain of our employees in the reasonable judgment of Mr. Niehaus plays a material role in originating the investment or, if requested by Mr. Niehaus, in the oversight of the investment.

Until the formal separation of GCP from Greenhill, Mr. Niehaus and all other employees engaged in the management of the existing GCP funds (the “GCP Employees”) will remain employees of the firm and will retain their existing rights and responsibilities.

Our principal executive offices are located at 300 Park Avenue, 23rd Floor, New York, New York 10022, and our telephone number is (212) 389-1500. We maintain a website at www.greenhill.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any accompanying prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December 31, 2008;

(b) Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

(c) Current Reports on Form 8-K filed on January 30, 2009, June 22, 2009, July 23, 2009, July 30, 2009 and October 29, 2009; and

(d) Registration Statement on Form 8-A dated April 20, 2004.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations
Greenhill & Co., Inc.
300 Park Avenue
23rd Floor
New York, New York 10022
Telephone: (212) 389-1800
E-mail Address: Investorrelations@greenhill.com

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 (the “10-K”), which is incorporated by reference into this prospectus.

These risks are not exhaustive. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this filing to conform our prior statements to actual results or revised expectations.

Forward-looking statements include, but are not limited to, the following:

•	the statements about our policy that our total compensation and benefits, including that payable to our managing directors and senior advisors, will not exceed 50% of total revenues each year (although we retain the ability to change this policy in the future) in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Compensation and Benefits”;

•	the statement about our expectation that revenues from our financial advisory business will continue to account for the majority of our revenues in the near to medium-term in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statements about our expansion plans and the completion of the acquisition of Iridium in this prospectus under “Greenhill — Overview” and “Greenhill — Merchant Banking and Other”;

•	the statement about new managing directors adding incrementally to our revenue and income growth potential in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statement about the bankruptcy or merger of our larger competitors will create opportunities for us to attract new clients and provide us with excellent recruiting opportunities to further expand our industry expertise and geographic reach in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment”;

•	the statement that weak economic and financial conditions should provide attractive opportunities to invest unspent merchant banking capital in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment”;

•	the statements about our expected annual fees from our merchant banking funds in 2009 and thereafter in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merchant Banking and Other Revenues”;

•	the statement that GHLAC’s consummation of its transaction with Iridium could provide a significant source of additional merchant banking revenue after completion in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merchant Banking and Other Revenues”;

•	the statement about our expectation that non-compensation costs, particularly occupancy, travel and information services costs, will increase as we grow our business and make strategic investments in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-Compensation Expense”;

•	the discussion of our ability to meet liquidity needs in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”; and

•	the statement about the potential upturn in transaction activity and opportunity for us to expand in the 10-Q for the period ended September 30, 2009 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment”.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the 10-K and our current Report on Form 8-K filed on January 30, 2009, respectively, which exhibits are incorporated by reference into this prospectus.

Our authorized capital stock currently consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

Common Stock

As of November 10, 2009, there were 28,244,854 shares of common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See “Dividend Policy”. In the event of liquidation, dissolution or winding up of Greenhill, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. As of October 31, 2009, there were 11 holders of record of our common stock.

Preferred Stock

The Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Greenhill without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, Greenhill has no plans to issue any of the preferred stock.

Voting

The affirmative vote of a majority of the shares of our capital stock present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter will be the act of the stockholders.

Our amended and restated certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law. The Board of Directors has the power to adopt, amend or repeal our amended and restated bylaws.

Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the consent to such action in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Anti-Takeover Effects of Delaware Law

Greenhill is subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Greenhill and, accordingly, may discourage attempts to acquire Greenhill even though such a transaction may offer Greenhill’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation provides that a director of Greenhill will not be liable to Greenhill or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also provides for indemnification, to the fullest extent permitted by law, by Greenhill of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Greenhill, or at the request of Greenhill, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our amended and restated certificate of incorporation also provides that, to the extent authorized from time to time by our Board of Directors, Greenhill may provide indemnification to any one or more employees and other agents of Greenhill to the extent and effect determined by the Board of Directors to be appropriate and authorized by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also permits us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the offering contemplated by this prospectus.

VALIDITY OF SECURITIES

The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

SELLING STOCKHOLDERS

Selling stockholders will use this prospectus in connection with resales of shares. The applicable prospectus supplement or post-effective amendment will identify the selling stockholders, the terms of the securities and the transaction in which the selling stockholders acquired the shares. Selling stockholders may be deemed to be underwriters in connection with the shares they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares by selling stockholders.

PLAN OF DISTRIBUTION

Selling stockholders may sell the offered shares through agents, underwriters or dealers, or directly to one or more purchasers, or through a combination of these methods of sale. We will identify the specific plan of distribution, including any agents, underwriters, dealers or direct purchasers, and any compensation paid in connection therewith, in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the offered shares will be offered for sale from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

EXPERTS

The consolidated financial statements of Greenhill & Co., Inc., incorporated by reference in Greenhill & Co., Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Greenhill & Co., Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

2,500,000 Shares

Greenhill & Co., Inc.

Common Stock

Goldman, Sachs & Co.